News Release I For Immediate Release
FactSet Reports Results for Fourth Quarter and Fiscal Year 2022
◦Q4 GAAP revenues of $499.3 million, up 21.2% from Q4 2021; Fiscal 2022 GAAP revenues of $1,844 million, up 15.9% from fiscal 2021
◦Organic Q4 ASV plus professional services of $1.8 billion, up 9.3% year over year
◦Q4 GAAP operating margin of 26.5%, down 240 bps year over year, and adjusted operating margin of 31.5%, down 10 bps over the prior year; Fiscal 2022 GAAP operating margin of 25.8%, down 400 bps year over year, and adjusted operating margin of 33.9%, up 140 bps over the prior year
◦Q4 GAAP diluted EPS of $2.69, up 2.3% from the prior year, and adjusted diluted EPS of $3.13, up 8.7% year over year; Fiscal 2022 GAAP diluted EPS of $10.25, down 1.1% from the prior year, and adjusted diluted EPS of $13.43, up 19.9% year over year
◦FactSet is providing fiscal 2023 guidance, with expected ASV + professional services growth of 8.1% - 9.7%, adjusted operating margin increase of 10 - 110 bps and adjusted diluted EPS growth of 8.1% - 11.1%.

NORWALK, Conn., September 22, 2022 - FactSet ("FactSet" or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced results for its fourth quarter and full fiscal year 2022 ended August 31, 2022.
Fourth Quarter Fiscal 2022 Highlights
•GAAP revenues increased 21.2%, or $87.4 million, to $499.3 million for the fourth quarter of fiscal 2022 compared with $411.9 million for the same period in fiscal 2021. The increase was primarily due to the addition of CUSIP Global Services (CGS) and Analytics & Trading and Research & Advisory solutions. Organic revenue, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, grew 9.8% to $452.5 million during the fourth quarter of fiscal 2022 from the prior year period.
•Annual Subscription Value (ASV) plus professional services was $2.0 billion at August 31, 2022, compared with $1.7 billion at August 31, 2021. Organic ASV plus professional services, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, was $1.8 billion at August 31, 2022, up $156.7 million from the prior year at a growth rate of 9.3%.
•Organic ASV plus professional services increased $64.3 million over the last three months. The primary contributors to this growth were higher sales of Research & Advisory and Analytics & Trading solutions. Please see the “ASV + Professional Services” section of this press release for details.
•GAAP operating margin decreased to 26.5% compared with 28.9% for the same period last year, driven by amortization of intangible assets and costs related to the CGS acquisition, higher personnel expenses, increased technology expenses, and transactional foreign currency impact, partially offset by higher revenue. Adjusted operating margin decreased to 31.5% compared with 31.6% in the prior year period, primarily driven by higher personnel expenses, increased technology expenses, and transactional foreign currency impact.
•GAAP diluted earnings per share (EPS) increased 2.3% to $2.69 compared with $2.63 for the same period in fiscal 2021, primarily due to higher revenue and lower taxes, partially offset by higher interest expenses and margin compression. Adjusted diluted EPS increased 8.7% to $3.13 compared with the prior year period, driven by higher revenue offset by the impact from higher interest expenses from FactSet's investment grade senior notes and outstanding term loan.
•Adjusted EBITDA increased to $158.5 million, up 15.9%, for the fourth quarter of fiscal 2022, compared with $136.8 million for the same period in fiscal 2021.
•In connection with the acquisition of CGS, FactSet issued its inaugural investment grade senior notes consisting of $500 million principal amount of 2.90% senior notes due 2027 and $500 million principal amount of 3.45% senior notes due 2032. In addition, FactSet entered into a new credit agreement providing for term and revolving credit facilities. In the fourth quarter of fiscal 2022, FactSet made a $125 million pre-payment of the principal amount of the term loan. Aggregate repayment of the term loan to date is $250 million.
•The Company’s effective tax rate for the fourth quarter decreased to 10.3% compared with 14.7% for the three months ended August 31, 2021 primarily due to lower pre-tax income and a tax benefit related to finalizing the prior year’s tax returns.

News Release I For Immediate Release
•FactSet provided its annual outlook for fiscal 2023. Please see the "Annual Business Outlook" section of this press release for details.

"Once again, we delivered a record year, achieving $2 billion in ASV plus professional services. We continue to build the leading open content and analytics platform, accelerating our organic ASV plus professional services growth to 9.3% in fiscal 2022,” said Phil Snow, CEO, FactSet. “Investments in our product portfolio and digital capabilities are driving growth in differentiated data and workflow solutions."
Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended			Twelve Months Ended			Latest
	August 31,			August 31,			FY 2022
(In thousands, except per share data)	2022	2021	Change	2022	2021	Change	Guidance
Revenues	$499,297	$411,894	21.2%	$1,843,892	$1,591,445	15.9%	$1.80 - $1.83B
Organic revenues	$452,482	$412,011	9.8%	$1,748,092	$1,591,984	9.8%
Operating income	$132,219	$119,176	10.9%	$475,482	$474,041	0.3%
Adjusted operating income	$157,480	$130,384	20.8%	$624,395	$517,694	20.6%
Operating margin	26.5%	28.9%		25.8%	29.8%		25.5% - 26.5%
Adjusted operating margin	31.5%	31.6%		33.9%	32.5%		33% - 34%
Net income	$104,422	$101,062	3.3%	$396,917	$399,590	(0.7)%
Adjusted net income	$121,512	$110,874	9.6%	$520,279	$432,049	20.4%
Adjusted EBITDA	$158,514	$136,783	15.9%	$628,179	$540,293	16.3%
Diluted EPS	$2.69	$2.63	2.3%	$10.25	$10.36	(1.1)%	$9.75 - $10.15
Adjusted diluted EPS	$3.13	$2.88	8.7%	$13.43	$11.20	19.9%	$12.75 - $13.15

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release.
“Our strong execution in fiscal 2022 drove significant new business wins,” said Linda Huber, CFO, FactSet. “As we start our fiscal 2023, we will continue to invest in our people and products to drive both top-line growth and further margin expansion.”
Annual Subscription Value (ASV) + Professional Services
ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients. Professional services is revenue derived from project-based consulting and implementation.
ASV plus professional services was $2,002 million at August 31, 2022 compared with $1,688 million at August 31, 2021. Organic ASV plus professional services was $1,837 million at August 31, 2022, up $156.7 million from the prior year at a growth rate of 9.3%. Organic ASV, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, plus professional services, increased $64.3 million over the last three months.
Buy-side and sell-side organic ASV growth rates for the fourth quarter of fiscal 2022 were 8.5% and 13.8%, respectively. Buy-side clients, including asset managers, wealth managers, asset owners, hedge funds, channel partners and corporates, accounted for approximately 83% of organic ASV, while the remaining organic ASV came from sell-side firms including broker-dealers, banking and advisory, private equity and venture capital firms. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this press release.

Segment Revenues and ASV
ASV from the Americas region was $1,262.4 million compared with ASV in the prior year period of $1,039.4 million. Organic ASV increased 9.3% to $1,135.3 million. Americas revenues for the quarter increased to $323.6 million compared with $261.9 million in

News Release I For Immediate Release
the fourth quarter last year. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the Americas region organic revenues growth rate was 9.1%.
ASV from the EMEA region was $515.3 million compared with ASV in the prior year period of $450.0 million. Organic ASV increased 8.4% to $486.0 million. EMEA revenues were $126.4 million compared with $109.6 million in the fourth quarter of fiscal 2021. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the EMEA region organic revenues growth rate was 8.5%.
ASV from the Asia Pacific region was $200.4 million compared with ASV in the prior year period of $174.7 million. Organic ASV increased 12.0% to $191.7 million. Asia Pacific revenues were $49.3 million compared with $40.4 million in the fourth quarter of fiscal 2021. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the Asia Pacific region organic revenues growth rate was 17.8%.
Segment ASV does not include professional services, which totaled $24.0 million at August 31, 2022.

Organic ASV plus professional services from FactSet’s workflow solutions at August 31, 2022 was as follows:

•Research & Advisory ASV was $875 million, representing 8% growth year over year.
•Analytics & Trading ASV was $651 million, growing 10%year over year.
•CTS ASV was $311 million, increasing 11% year over year.
Operational Highlights – Fourth Quarter Fiscal 2022
•Client count as of August 31, 2022 was 7,538, a net increase of 219 clients in the past three months, primarily driven by an increase in corporate and wealth clients. The count includes clients with ASV of $10,000 and more.
•User count increased by 6,284 to 179,982 in the past three months, primarily driven by an increase in wealth management users.
◦Annual ASV retention was greater than 95%. When expressed as a percentage of clients, annual retention improved to 92% year over year.
◦Employee count was 11,203 as of August 31, 2022, up 2.9% over the last twelve months, driven primarily by an increase in the content organization.
◦Net cash provided by operating activities decreased to $151.4 million compared with $185.0 million for the fourth quarter of fiscal 2021, primarily related to higher working capital, which includes the timing of estimated tax payments. Quarterly free cash flow decreased to $136.1 million compared with $171.2 million a year ago, a decrease of 20.5%, driven by higher working capital, which includes the timing of estimated tax payments, as well as the impact of deferred revenues related to CGS.

◦A quarterly dividend of $33.9 million, or $0.89 per share, was paid on September 15, 2022 to holders of record of FactSet’s common stock at the close of business on August 31, 2022.
◦FactSet announced the appointment of Kate Stepp as Chief Technology Officer (CTO). As a 14-year veteran of FactSet, Stepp brings her significant engineering, product, and organizational knowledge to the role of leading the Company’s Technology organization and overseeing its digital transformation strategy.
◦The Company announced its commitment to set a near-term, company-wide emission reduction target in line with the Science Based Targets Initiative (SBTi). Independent of committing to set a SBTi validated near-term target, FactSet also announced a goal of achieving net zero emissions by 2040.
◦FactSet announced a multi-year agreement with CID, the artificial intelligence (AI) software innovator, to expand its AI capabilities and provide financial industry professionals with actionable insights to improve operational efficiency and build high-quality investment solutions.
◦The Company announced it has launched FactSet for CRM on Salesforce AppExchange, empowering clients to enhance pipeline visibility by enabling users to monitor news, company events, and other market intelligence notifications on current

News Release I For Immediate Release
and potential clients. In addition to the FactSet for CRM managed application, FactSet can deliver data directly into clients’ instances of Salesforce via data feeds and APIs.
◦FactSet has been selected as the primary market data and technology provider for the Raymond James U.S. Private Client Group.
◦FactSet announced that Rockefeller Capital Management is utilizing FactSet’s advisor workstations across the enterprise to drive advisor productivity and support the firm’s recruitment efforts.
Full Year 2022 Highlights
•Revenues increased 15.9% to $1.84 billion, up 9.8% on an organic basis, marking the 42nd consecutive year of revenues increase for the Company.
•Organic ASV plus professional services rose to $1.84 billion, up 9.3%.
•Diluted EPS decreased 1.1% to $10.25. Adjusted diluted EPS increased 19.9% to $13.43. 2022 marks the 26th consecutive year that FactSet has increased its adjusted diluted EPS.
•Net cash provided by operating activities totaled $538.3, driven by higher working capital, which include the timing of estimated tax payments. Higher income, net of certain non-cash expenses, partially offset the higher working capital. Free cash flow decreased 1.4% to $487.1 million, primarily due to higher working capital, including the timing of estimated tax payments, as well as the impact of deferred revenues related to CGS.
•Client count increased by 16.8% or 1,085 during the year, while users grew by 11.8% or 19,050 from the prior year.
•In April 2022, FactSet increased its quarterly cash dividend by 8.5% to $0.89 per share. The $0.07 per share increase marks the twenty-third consecutive year the Company has increased dividends, highlighting FactSet's continued commitment to return value to its shareholders.
•The Company returned $144.6 million to shareholders in the form of share repurchases and dividends during the 2022 fiscal year, representing a return of 25% as a percentage of free cash flow and proceeds from employee stock plans. FactSet suspended share repurchases in the second fiscal quarter of fiscal 2022 to prioritize the repayment of debt.
•FactSet completed the acquisitions of Cobalt Software on October 12, 2021 and CUSIP Global Services on March 1, 2022.
•The Company incorporated the FactSet Charitable Foundation as a nonprofit corporation in November 2021 to facilitate our corporate social responsibility goals.
•FactSet had the distinction of being added to the S&P 500 Index on December 20, 2021.
•FactSet garnered multiple awards in 2022, with honors spanning multiple workflows, including research, risk, performance, trading, and wealth management. FactSet was recognized by over thirty industry awards and rankings reports, including winning four categories in WatersTechnology’s 2022 Inside Market Data & Inside Reference Data awards, Snowflake Marketplace Partner of the Year, and Waters Rankings 2022 Best Data Analytic Provider.
•FactSet also launched new data and technology solutions, including improved multi asset class products and capabilities, strategic partnerships to complement our portfolio lifecycle strategy, expansion of Deep Sector data, and integration on Amazon Web Services (AWS) Data Exchange.
Share Repurchase Program
FactSet did not repurchase any of its common stock during the fourth quarter under the Company's existing share repurchase program and has suspended share repurchases under the program, except for potential minor repurchases to offset dilution from grants of stock options, until at least the second half of fiscal 2023 to prioritize the repayment of debt. As of August 31, 2022, $181.3 million is available for share repurchases under the Company's existing share repurchase program.
Annual Business Outlook

News Release I For Immediate Release
FactSet is providing its outlook for fiscal 2023. The following forward-looking statements reflect FactSet's expectations as of today's date. Given the risk factors, uncertainties, and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements prior to its next quarterly results announcement.
Fiscal 2023 Expectations
•Organic ASV plus professional services is expected to increase in the range of $150 million to $180 million during fiscal 2023.
•GAAP revenues are expected to be in the range of $2,100 million to $2,115 million.
•GAAP operating margin is expected to be in the range of 30.0% to 31.0%.
•Adjusted operating margin is expected to be in the range of 34% to 35%.
•FactSet's annual effective tax rate is expected to be in the range of 12.5% to 13.5%.
•GAAP diluted EPS is expected to be in the range of $12.70 to $13.10. Adjusted diluted EPS is expected to be in the range of $14.50 to $14.90.
Both GAAP operating margin and GAAP diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2023. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.
Conference Call
Fourth Quarter 2022 Conference Call Details

Date:            Thursday, September 22, 2022
Time:            11:00 a.m. Eastern Time
Participant Registration:    FactSet Q4 2022 Earnings Call Registration

Please register for the conference call using the above link in advance of the call start time. The conference call platform will register your name and organization and provide dial-in numbers and a unique access pin. The conference call will have a live Q&A session.

A replay will be available on the Company’s investor relations website after 1:00 p.m. Eastern Time on September 22, 2022 through September 22, 2023. The earnings call transcript will be available via FactSet CallStreet.
Forward-looking Statements
This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "expects," "believes," "anticipates," "plans," "intends," "estimates," "projects," "should," "indicates," "continues," "may" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.
About Non-GAAP Financial Measures
Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same

News Release I For Immediate Release
tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Adjusted revenues exclude the impact of the fair value of deferred revenues acquired in a business combination. Organic revenues further excludes the effects of acquisitions and dispositions completed in the last 12 months and foreign currency movements in all periods presented. Adjusted operating income and margin, adjusted net income, and adjusted diluted earnings per share exclude intangible asset amortization, the impact of the fair valuing of deferred revenues acquired in a business combination and non-recurring items. EBITDA excludes interest expense, net, provision for income taxes and depreciation and amortization expense, while Adjusted EBITDA further excludes non-recurring non-cash expenses. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet.

Cash flows provided by operating activities has been reduced by capital expenditures to report non-GAAP free cash flow. FactSet uses this financial measure both in presenting its results to stockholders and the investment community and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.
About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior content, analytics, and flexible technology to help approximately 180,000 users see and seize opportunities sooner. We give investment professionals the edge to outperform with informed insights, workflow solutions across the portfolio lifecycle, and industry-leading support from dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions, with the distinction of having been recently added to the S&P 500, and repeatedly scored 100 by the Human Rights Campaign® Corporate Equality Index for our LGBTQ+ inclusive policies and practices. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow us on Twitter: www.twitter.com/factset.

FactSet
Investor Relations Contact:
Kendra Brown
+1.203.810.2684
kbrown@factset.com
Media Contact
Bénédicte Godet
+33 (0)6 01 02 57 82
benedicte.godet@factset.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended		Twelve Months Ended
	August 31,		August 31,
(In thousands, except per share data)	2022	2021	2022	2021
Revenues	$499,297	$411,894	$1,843,892	$1,591,445
Operating expenses
Cost of services	241,944	197,532	871,106	786,400
Selling, general and administrative	123,847	95,186	433,032	331,004
Long-lived asset impairments	1,287	—	64,272	—
Total operating expenses	367,078	292,718	1,368,410	1,117,404

Operating income	132,219	119,176	475,482	474,041

Other income (expense), net
Interest expense, net	(14,304)	(1,712)	(29,522)	(6,394)
Other income (expense), net	(1,487)	979	(2,366)	(30)
Income before income taxes	116,428	118,443	443,594	467,617

Provision for income taxes	12,006	17,381	46,677	68,027
Net income	$104,422	$101,062	$396,917	$399,590

Diluted earnings per common share	$2.69	$2.63	$10.25	$10.36
Diluted weighted average common shares	38,820	38,476	38,736	38,570

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

(In thousands)	August 31, 2022	August 31, 2021
ASSETS
Cash and cash equivalents	$503,273	$681,865
Investments	33,219	35,984
Accounts receivable, net of reserves of $2,776 at August 31, 2022 and $6,431 at August 31, 2021	204,102	151,187
Prepaid taxes	38,539	13,917
Prepaid expenses and other current assets	91,214	50,625
Total current assets	870,347	933,578

Property, equipment and leasehold improvements, net	80,843	131,377
Goodwill	965,848	754,205
Intangible assets, net	1,895,909	134,986
Deferred taxes	3,153	2,250
Lease right-of-use assets, net	159,458	239,064
Other assets	38,747	29,480
TOTAL ASSETS	$4,014,305	$2,224,940

LIABILITIES
Accounts payable and accrued expenses	$108,395	$85,777
Current portion of long-term debt	—	—
Current lease liabilities	29,185	31,576
Accrued compensation	114,808	104,403
Deferred revenues	152,039	63,104
Dividends payable	33,860	30,845
Total current liabilities	438,287	315,705

Long-term debt	1,982,424	574,535
Deferred taxes	8,800	14,752
Deferred revenues, non-current	7,212	8,394
Taxes payable	34,211	30,279
Long-term lease liabilities	208,622	259,980
Other liabilities	3,341	4,942
TOTAL LIABILITIES	$2,682,897	$1,208,587

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$1,331,408	$1,016,353

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,014,305	$2,224,940

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Twelve Months Ended
	August 31,
(In thousands)	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$396,917	$399,590
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	86,683	64,476
Amortization of lease right-of-use assets	43,032	42,846
Stock-based compensation expense	56,003	45,065
Deferred income taxes	(8,715)	(4,602)
Impairment charge	64,272	—
Accounts receivable, net of reserves	(32,980)	3,646
Accounts payable and accrued expenses	12,815	2,068
Accrued compensation	14,524	21,815
Deferred fees	(6,100)	5,078
Taxes payable, net of prepaid taxes	(19,275)	26,298
Lease liabilities, net	(48,628)	(42,750)
Other, net	(20,271)	(8,304)
Net cash provided by operating activities	538,277	555,226

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment, leasehold improvements and internal-use software	(51,156)	(61,325)
Acquisition of businesses, net of cash and cash equivalents acquired	(1,981,641)	(58,056)
Purchases of investments	(878)	(18,787)
Proceeds from maturity or sale of investments	—	2,176
Net cash used in investing activities	(2,033,675)	(135,992)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	2,238,355	—
Repayments of debt	(825,000)	—
Payments of debt issuance costs	(9,736)	—
Dividend payments	(125,934)	(117,927)
Proceeds from employee stock plans	86,047	64,177
Repurchases of common stock	(18,639)	(264,702)
Other financing activities	(5,859)	(4,259)
Net cash provided by/(used in) financing activities	1,339,234	(322,711)

Effect of exchange rate changes on cash and cash equivalents	(22,428)	(263)
Net (decrease) increase in cash and cash equivalents	(178,592)	96,260
Cash and cash equivalents at beginning of period	681,865	585,605
Cash and cash equivalents at end of period	$503,273	$681,865

News Release I For Immediate Release
Reconciliation of U.S. GAAP Results to Adjusted Financial Measures
Financial measures in accordance with U.S. GAAP, including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities, have been adjusted below. FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues
The table below provides a reconciliation of revenues to adjusted revenues and organic revenues.

(Unaudited)	Three Months Ended			Twelve Months Ended
	August 31,			August 31,
(In thousands)	2022	2021	Change	2022	2021	Change
Revenues	$499,297	$411,894	21.2%	$1,843,892	$1,591,445	15.9%
Deferred revenues fair value adjustment (a)	—	117		25	539
Adjusted revenues	499,297	412,011	21.2%	1,843,917	1,591,984	15.8%
Acquired revenues (b)	(50,189)	—		(103,723)	—
Currency impact (c)	3,374	—		7,898	—
Organic revenues	$452,482	$412,011	9.8%	$1,748,092	$1,591,984	9.8%
(a)The amortization effect of purchase accounting adjustment on the fair value of acquired deferred revenue.
(b)Revenues from acquisitions completed within the last 12 months.
(c)The impact from foreign currency movements over the past 12 months.

News Release I For Immediate Release
Operating Income, Operating Margin, Net Income, and Diluted EPS

The table below provides a reconciliation of operating income, operating margin, net income and diluted EPS to adjusted operating income, adjusted operating margin, adjusted net income, EBITDA and adjusted diluted EPS.

(Unaudited)	Three Months Ended
	August 31,
(In thousands, except per share data)	2022	2021	Change
Operating income	$132,219	$119,176	10.9%
Deferred revenues fair value adjustment	—	117
Intangible asset amortization	18,210	5,902
Business acquisition costs	3,152	—
Contingent Liability	3,610	—
Transformation costs (a)	621	2,136
Restructuring / severance	(332)	3,053
Adjusted operating income	$157,480	$130,384	20.8%
Operating margin	26.5%	28.9%
Adjusted operating margin (b)	31.5%	31.6%

Net income	$104,422	$101,062	3.3%
Deferred revenues fair value adjustment	—	100
Intangible asset amortization	15,617	5,048
Business acquisition costs	2,703	—
Contingent Liability	3,096	—
Transformation costs (a)	533	1,826
Restructuring / severance	(285)	2,611
Income tax items	(4,574)	227
Adjusted net income (c)	$121,512	$110,874	9.6%

Net income	$104,422	$101,062
Interest expense	15,580	2,049
Income taxes	12,005	17,381
Depreciation and amortization expense	26,507	16,291
EBITDA	158,514	136,783
Adjusted EBITDA	$158,514	$136,783	15.9%

Diluted earnings per common share	$2.69	$2.63	2.3%
Deferred revenues fair value adjustment	0.00	0.00
Intangible asset amortization	0.41	0.13
Business acquisition costs	0.07	0.00
Transformation costs (a)	0.01	0.04
Restructuring / severance	(0.01)	0.07
Contingent Liability	0.08	0.00
Income tax items	(0.12)	0.01
Adjusted diluted earnings per common share (c)	$3.13	$2.88	8.7%
Weighted average common shares (Diluted)	38,820	38,476

News Release I For Immediate Release
(a)Costs primarily related to professional fees associated with the ongoing multi-year investment plan.
(b)Adjusted operating margin is calculated as adjusted operating income divided by adjusted revenues as shown in the revenues table above.
(c)For purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenues fair value adjustments and other items were taxed at the quarterly effective tax rates of 12.3% for fiscal 2022 and 17.8% for fiscal 2021.

News Release I For Immediate Release
Operating Income, Margin, Net Income and Diluted EPS
The table below provides a reconciliation of operating income, operating margin, net income and diluted EPS to adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted EPS.

(Unaudited)	Twelve Months Ended
	August 31,
(In thousands, except per share data)	2022	2021	Change
Operating income	$475,482	$474,041	0.3%
Deferred revenues fair value adjustment	25	539
Intangible asset amortization	49,122	23,257
Business acquisition costs	20,608	—
Contingent Liability	3,610	—
Transformation costs	3,368	14,113
Restructuring / severance	9,975	5,028
Real estate charges	62,205	716
Adjusted operating income	624,395	517,694	20.6%
Operating margin	25.8%	29.8%
Adjusted operating margin (b)	33.9%	32.5%

Net income	$396,917	$399,590	(0.7)%
Deferred revenue fair value adjustment	22	$456
Intangible asset amortization	43,266	19,672
Business acquisition costs	18,151	—
Contingent Liability	3,180	—
Transformation costs (a)	2,967	11,938
Restructuring / severance	8,786	4,253
Real estate charges	54,789	606
Income tax items (c)	(7,799)	(4,466)
Adjusted net income (d)	$520,279	$432,049	20.4%

Net income	$396,917	$399,590
Interest expense	35,697	8,200
Income taxes	46,677	68,027
Depreciation and amortization expense	86,683	64,476
EBITDA	565,974	540,293
Real estate charges	62,205	—
Adjusted EBITDA	$628,179	$540,293	16.3%

Diluted earnings per common share	$10.25	$10.36	(1.1)%
Deferred revenues fair value adjustment	—	0.01
Intangible asset amortization	1.11	0.51
Transformation costs	0.08	0.31
Restructuring / severance	0.23	0.11
Real estate charges	1.41	0.02
Business acquisition costs	0.47	—
Contingent Liability	0.08	—
Income tax items	(0.20)	(0.12)
Adjusted diluted earnings per common share (d)	$13.43	$11.20	19.9%
Weighted average common shares (Diluted)	38,736	38,570

News Release I For Immediate Release
(a) Costs primarily related to professional fees associated with the ongoing multi-year investment plan.
(b) Adjusted operating margin is calculated as adjusted operating income divided by adjusted revenues as shown in the organic revenues table above.
(c) Income tax items for the year ended August 31, 2022 reflects tax expenses primarily related to a reduction in the estimated foreign pre-tax book income as well as an increase in estimated U.S. pre-tax book income. This was partially offset by a benefit from the finalization of the prior year tax return. Income tax items for the year ended August 31, 2021 includes income tax expenses primarily due to finalization of the prior year tax return.
(d)For purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenue fair value adjustments and other items were taxed at the quarterly effective tax rates of 12.3% for fiscal 2022 and 17.8% for fiscal 2021.

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
	Annual Fiscal 2023 Guidance
(In millions, except per share data)	Low end of range	High end of range
Revenues	$2,100	$2,115
Operating income	$630	$656
Operating margin	30.0%	31.0%
Intangible asset amortization (a)	73	73
Integration Costs	11	11
Adjusted operating income	$714	$740
Adjusted operating margin (b)	34.0%	35.0%

Net income	$492	$508
Intangible asset amortization (a)	64	63
Integration Costs	9	9
Discrete tax items	(4)	(3)
Adjusted net income	$561	$577

Diluted earnings per common share	$12.70	$13.10
Intangible asset amortization	1.64	1.62
Integration Costs	0.23	0.24
Discrete tax items	(0.07)	(0.06)
Adjusted diluted earnings per common share	$14.50	$14.90
(a)The income tax effect related to intangible asset amortization is $9.5 million for the period presented above.
(b)Adjusted operating margin is calculated as adjusted operating income divided by adjusted revenues as shown in the organic revenues table above.

Free Cash Flow

(Unaudited)	Three Months Ended			Twelve Months Ended
	August 31,			August 31,
(In thousands)	2022	2021	Change	2022	2021	Change
Net Cash Provided for Operating Activities	$151,352	$184,978		$538,277	$555,226
Capital Expenditures	(15,206)	(13,821)		(51,156)	(61,325)
Free Cash Flow	$136,146	$171,157	(20.5)%	$487,121	$493,901	(1.4)%

News Release I For Immediate Release

Supplementary Schedules of Historical ASV by Client Type
The following table presents the percentages and growth rates of organic ASV by client type, excluding the impact of currency movements, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency movements. The numbers below do not include professional services.

	Q4'22	Q3'22	Q2'22	Q1'22	Q4'21	Q3'21	Q2'21	Q1'21
% of ASV from buy-side clients	82.9%	83.7%	83.6%	83.1%	83.2%	83.8%	84.0%	84.0%
% of ASV from sell-side clients	17.1%	16.3%	16.4%	16.9%	16.8%	16.2%	16.0%	16.0%

ASV Growth rate from buy-side clients	8.5%	9.6%	8.9%	8.5%	6.5%	5.6%	5.5%	5.1%
ASV Growth rate from sell-side clients	13.8%	12.9%	12.4%	13.2%	12.0%	8.0%	6.3%	4.4%

The following table presents the calculation of organic ASV plus professional services.
(Details may not sum to total due to rounding)

(In millions)	Q4'22
As reported ASV plus Professional Services (a)	$2,002.1
Currency impact (b)	5.1
Acquisition ASV (c)	(170.2)
Organic ASV plus Professional Services	$1,837.0
Organic ASV plus Professional Services growth rate	9.3%
(a)Includes $24.0 million in professional services as of August 31, 2022.
(b)The impact of foreign currency movements.
(c)Acquired ASV from acquisitions completed within the last 12 months.